News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS FIRST QUARTER 2008 RESULTS
Updates 2008 EPS Guidance Range

•	Diluted earnings of $0.46 per share, up 35% over the first quarter of 2007.
•	Quarterly revenues of $737.0 million, up 31%.
•	Aggregate membership increased to 1.2 million members, up 10% over the first quarter of 2007 and up 3% sequentially.
•	$30 million share repurchase program announced.

Long Beach, California (April 29, 2008) – Molina Healthcare, Inc. (NYSE: MOH) today reported net income for the first quarter of 2008 of $13.2 million, or $0.46 per diluted share, compared with net income of $9.6 million, or $0.34 per diluted share, for the first quarter of 2007.

In commenting on the first quarter, J. Mario Molina, M.D, president and chief executive officer of Molina Healthcare, said, “We are pleased with our first quarter results.  Furthermore, we believe we are well positioned for continued solid performance for the remainder of the year, given our diversification success, enrollment growth and cost management initiatives, which we expect to mitigate the potential impact of reduced interest income and the California budget situation.  Also, we believe our stock repurchase program will add shareholder value and further enhance our performance in 2008.”

2008 Earnings Per Share Guidance Updated

The Company revised the range of its full year 2008 guidance to $2.10 to $2.40 per diluted share.  The Company had previously issued guidance for 2008 of $2.25 to $2.45.  The Company believes the following factors contributed most significantly to its revision of guidance:

•
Declining interest rates, which the Company expects will reduce its previously anticipated 2008 earnings per share by approximately $0.16.  The Company’s revised guidance assumes that the Federal Reserve will implement two rate cuts of one quarter percent each on April 30, 2008 and June 30, 2008.  The revised guidance assumes that the Company’s return on invested cash for all of 2008 will be approximately 3.1% rather than the 4.0% included in the original 2008 guidance.

•	The expected July 1st reduction to the California health plan’s premium rates, which the Company expects will reduce its previously anticipated 2008 earnings per share by approximately $0.10.

•	Higher than anticipated state taxes in Michigan, which the Company expects will reduce its previously anticipated 2008 earnings per share by approximately $0.08.

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MOH Reports First Quarter 2008 Results

April 29, 2008

•
The addition of approximately 35,000 CFC (TANF) members to the Ohio health plan effective April 2008, which the Company expects will increase its previously anticipated 2008 earnings per share by approximately $0.10.

•	A $30 million share repurchase program, which, if completed, the Company expects will increase its previously anticipated 2008 earnings per share by between $0.02 and $0.04.

•	Net improvements in other operations, which the Company expects will increase its previously anticipated 2008 earnings per share by approximately $0.11.

The Company is expanding the range of its 2008 guidance to allow for the uncertainty surrounding a number of issues that have developed since it first issued guidance on January 22, 2008.  The Company will update its guidance for 2008 as future developments warrant, including the Company’s obtaining additional clarity regarding issues such as the following:

•	Interest rates and investment income levels.

•	Potential premium rate decreases in California and the Company’s ability to mitigate the financial impact of such decreases.

•
The final rates and terms under the Company’s new Salud! contract with the state of New Mexico commencing on July 1, 2008, which has been awarded pursuant to the New Mexico health plan's successful responsive bid to that state's RFP.

•	The development of medical costs at the Company’s newly acquired Missouri health plan.

•	The success of the Company’s efforts to mitigate the impact of the higher than anticipated state taxes in Michigan, as noted above.

The revised guidance assumes an effective tax rate of 40.6% and weighted average diluted shares outstanding of 28.7 million (excluding the impact of share repurchases).

Financial Results – Comparison of Quarters Ended March 31, 2008 and 2007

Premium revenue for the first quarter of 2008 was $729.6 million, an increase of $173.4 million, or 31%, over the $556.2 million of premium revenue for the first quarter of 2007.  Medicare premium revenue for the first quarter of 2008 was $21.3 million compared with $9.0 million in the first quarter of 2007.

Significant contributions to the $173.4 million increase in quarterly premium revenues included the following:

•	A $52.0 million increase as a result of the acquisition of Mercy CarePlus in Missouri on November 1, 2007.

•	A $49.7 million increase at the Ohio health plan due to higher enrollment, particularly among the aged, blind or disabled (ABD) population.

•
A $31.5 million increase at the New Mexico health plan due to higher enrollment, higher premium rates, and a $6.8 million increase to revenue associated with a minimum medical care ratio contract provision.

•	A $13.2 million increase at the Washington health plan due to higher premium rates and slightly higher membership.

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MOH Reports First Quarter 2008 Results

April 29, 2008

Medical care costs as a percentage of premium revenue (the medical care ratio) increased slightly to 85.8% in the first quarter of 2008 from 85.7% in the first quarter of 2007.  Sequentially, the medical care ratio increased from 83.6% for the quarter ended December 31, 2007, a change of 220 basis points.  Excluding Medicare, the Company’s medical care ratio was 85.8% in the first quarter of 2008, 86.0% in the first quarter of 2007 and 83.7% in the fourth quarter of 2007.  The Company traditionally experiences its highest medical care ratio (on a consolidated basis) during the first quarter of the year.

•
The medical care ratio of the California health plan increased as a result of an increase in PMPM medical costs of approximately 15%, chiefly in pharmacy and hospital and specialty fee-for-service costs.  The California medical care ratio rose to 88.2% in the first quarter of 2008 from 82.1% in the first quarter of 2007.  Preliminary data indicates that increased respiratory illnesses in the first quarter of 2008 impacted the Company’s California and Missouri health plans more severely than our other health plans.

•
The medical care ratio of the Michigan health plan decreased 200 basis points to 82.5% in the first quarter of 2008, from 84.5% in the first quarter of 2007.  This improvement was due primarily to lower hospital fee-for-service costs.

•
The medical care ratio of the Missouri health plan was 89.7% for the quarter.  As noted above, preliminary data indicates that increased respiratory illnesses in the first quarter of 2008 impacted the Company’s California and Missouri health plans more severely than our other health plans.  Additionally, medical costs increased in the first quarter of 2008 due to an increase in the number of premature infants among the plan’s membership.

•
The medical care ratio of the New Mexico health plan decreased 500 basis points to 81.1% in the first quarter of 2008, from 86.1% in the first quarter of 2007.  This improvement was due to higher premium rates and included a $6.8 million increase in revenue associated with a minimum medical care ratio contract provision, which combined to offset higher medical costs.  Absent the adjustments made to premium revenue in the first quarter of 2008 and 2007, the medical care ratio in New Mexico would have been 87.8% in the first quarter of 2008 and 79.8% in the first quarter of 2007.

•	The medical care ratios of the Ohio health plan, by line of business, were as follows:

	Three Months Ended
	March 31, 2008	Dec. 31, 2007	March 31, 2007
Covered Families and Children (CFC)	88.9%	86.3%	92.4%
Aged, Blind or Disabled (ABD)	92.7	97.0	n/a
Aggregate	90.3%	90.3%	92.4%

In total, the medical care ratio decreased 210 basis points year over year and was flat sequentially.

The medical care ratio for the CFC population decreased 350 basis points year over year and increased 260 basis points sequentially.  The Company traditionally experiences a seasonal peak in medical care costs during the first quarter.

The medical care ratio for the ABD population decreased 430 basis points sequentially during the first quarter of 2008.  The Ohio health plan’s small number of ABD members during the first quarter of 2007 makes comparison of the ABD medical care ratio between the first quarters of 2008 and 2007 meaningless.

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MOH Reports First Quarter 2008 Results

April 29, 2008

The Company’s revised guidance anticipates no change from the 88% medical care ratio (combined for both CFC and ABD) in Ohio for all of 2008 that was incorporated into its original 2008 guidance.

•
The medical care ratio of the Texas health plan decreased primarily due to very low medical costs for the Star Plus membership.  During the first quarter of 2008, the Texas health plan reduced revenue by $4.5 million to record amounts due back to the state under a profit-sharing agreement.

•
The medical care ratio of the Utah health plan decreased 370 basis points to 88.3% in the first quarter of 2008, from 92.0% in the first quarter of 2007.  This decrease was the result of improved medical care ratios in the Utah health plan’s SCHIP and Medicare lines of business.  The Utah health plan serves the majority of its Medicaid membership under a cost-plus contract with the state of Utah.  The Utah health plan’s SCHIP and Medicare lines of business are at risk.

•
The medical care ratio reported at the Washington health plan increased to 82.5% in the first quarter of 2008 from 81.0% in the first quarter of 2007.  Fee-for-service hospital and specialist costs as a percentage of premium revenue were higher in the first quarter of 2008 than in the first quarter of 2007.  Higher fee-for-service hospital costs were driven by increases to the Medicaid in-patient fee schedule that took effect on August 1, 2007.

Days in medical claims and benefits payable were 50 days at March 31, 2008, 52 days at December 31, 2007, and 54 days at March 31, 2007.  The Company’s reserving methodology is consistently applied across all periods presented.

General and administrative expenses were $78.1 million, or 10.6% of total revenue, for the first quarter of 2008 compared with $63.4 million, or 11.3% of total revenue, for the first quarter of 2007.  A decline in premium taxes contributed 60 basis points to this improvement due primarily to a reduction in premium taxes in Michigan from 6.0% to 5.5% of revenue effective January 1, 2008, and increased credits taken against premium taxes in New Mexico during the first quarter of 2008.

Core G&A expenses (defined as G&A expenses less premium taxes) decreased to 7.8% of revenue in the first quarter of 2008 compared with 7.9% in the first quarter of 2007 and 8.8% in the fourth quarter of 2007.

The improvement in core G&A compared with the first quarter of 2007 was primarily due to the leveraging of the Company’s administrative infrastructure over increased premium revenue.  The Company continues to invest in the administrative infrastructure necessary to support its Medicare product line as detailed in the table below.

	Three Months Ended March 31,
(in thousands)	2008		2007
	Amount	% of Total Revenue	Amount	% of Total Revenue
Medicare-related administrative costs	$5,292	0.7%	$1,636	0.3%
Non Medicare-related administrative costs:
Administrative payroll, including employee incentive compensation	47,126	6.4	38,093	6.8
All other administrative expense	5,322	0.7	4,558	0.8
Core G&A expenses	$57,740	7.8%	$44,287	7.9%

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MOH Reports First Quarter 2008 Results

April 29, 2008

Income taxes were recorded at an effective rate of 40.7% in the first quarter of 2008 compared with 38.0% in the first quarter of 2007.  The increase in the Company’s effective tax rate was primarily the result of a change in Michigan state taxes effective January 1, 2008.  Prior to January 1, 2008, Michigan state taxes were calculated as a percentage of net income at a rate of 1.9%.  As of January 1, 2008, the state income tax was changed to comprise three components on a combined filing basis: a gross receipts tax calculated at 0.8% of modified gross receipts; an income tax calculated at 4.95% of income before taxes; and a surtax of 21.99% of the total of the previous two items.

Cash Flow

Cash used in operating activities for the quarter ended March 31, 2008, was $23.4 million compared with cash provided by operating activities totaling $35.9 million for the same period in 2007, a decrease of $59.3 million.  The decline was due primarily to the timing of the receipt of premiums recorded as deferred revenue at the Company’s Ohio health plan.  Previously, the state of Ohio has paid premiums to the Ohio health plan for any given month at the end of the prior month.  Premium revenue for April of 2008 (amounting to $50.9 million), however, was not received until April 3, 2008.  Excluding the impact of deferred revenue, cash provided by operating activities was $27.5 million.

At March 31, 2008, the Company had cash and investments (not including restricted investments) of approximately $665.8 million, including auction rate securities with a fair value of $69.5 million that were classified to non-current assets in the first quarter of 2008.  While these securities are collateralized by student loan portfolios guaranteed by the U.S. government, the Company believes that the market for these may take in excess of 12 months to fully recover.  The parent company had cash and investments of approximately $84.4 million, including auction rate securities with a fair value of $21.1 million.

Share Repurchase Program

The Company’s Board of Directors has authorized the repurchase of up to $30 million of the Company’s common stock from time to time on the open market or through privately negotiated transactions.  The repurchase program will be funded using Molina’s working capital.  The timing and amount of any shares repurchased will be determined based on Molina’s evaluation of market conditions and other factors.  The repurchase program extends through December 31, 2008, but the Company reserves the right to suspend or discontinue the program at any time.

Conference Call

The Company’s management will host a conference call and webcast to discuss its first quarter results at 5:00 p.m. Eastern Time on Tuesday, April 29, 2008.  The telephone number for this interactive conference call is 212-231-2900, and the live webcast of the call can be accessed on the Company’s website at www.molinahealthcare.com, or at www.earnings.com.  An online replay will be available beginning approximately one hour following the conclusion of the call and webcast.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of health care services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals.  Molina Healthcare’s nine licensed health plan subsidiaries in California, Michigan, Missouri, Nevada, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.2 million members.  More information about Molina Healthcare can be obtained at www.molinahealthcare.com.

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MOH Reports First Quarter 2008 Results

April 29, 2008

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” identified by words such as “will,” “should,” “believes,” “expects” or ”expectations,” “anticipates,” “plans,” “projects,” “estimates,” “intends,” and similar words and expressions.  In addition, any statements that explicitly or implicitly refer to earnings guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements.  All of our forward-looking statements are based on our current expectations and assumptions which are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially.  Such factors include, without limitation, risks related to: the successful management of our medical costs and the achievement of our projected medical care ratios in all health plans in 2008, including the continuing reduction of the medical care ratio of our Ohio health plan; the achievement of projected growth in both Medicaid and Medicare enrollment; increased administrative costs in support of the Company's efforts to expand its Medicare membership; risks related to our more limited experience with Ohio, Texas, and dual eligible members and attendant claims estimation difficulties; funding decreases in the Medicaid, Medicare, or SCHIP programs or the failure to fully fund the SCHIP program; the budget crisis in California and the pressure to reduce provider rates in that state, including current PMPM rates under our existing contracts; the final implementation of the Rogers Amendment to the Federal Deficit Reduction Act regarding the rates to be paid to non-contracting hospitals by our California health plan; the securing of projected premium rate increases for 2008 that are consistent with our expectations, in particular in the states of Michigan, Missouri, and Texas; our ability to accurately estimate incurred but not reported medical costs across all health plans; the successful renewal and continuation of the government contracts of all of our health plans; the realization of projected income from invested cash balances; the successful and cost-effective integration of our acquisitions; earnings seasonality consistent with our expectations; the availability of adequate financing to fund and/or capitalize our acquisitions and start-up activities; high profile qui tam matters and negative publicity regarding Medicaid managed care and Medicare Advantage; changes in funding under our contracts as a result of regulatory or programmatic adjustments and reforms; approval by state regulators of dividends and distributions by our subsidiaries; the imposition of fines or assessments by state or federal regulators for perceived operating deficiencies; membership eligibility processes and methodologies; unexpected changes in member utilization patterns, healthcare practices, or healthcare technologies; high dollar claims related to catastrophic illness; changes in federal or state laws or regulations or in their interpretation; failure to maintain effective and efficient information systems and claims processing technology; the favorable resolution of litigation or arbitration; competition; epidemics such as the avian flu; and other risks and uncertainties as detailed in our reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov.  All forward-looking statements in this release represent our judgment as of April 29, 2008.  We disclaim any obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

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MOH Reports First Quarter 2008 Results

April 29, 2008

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)
(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue:
Premium revenue	$729,638	$556,235
Investment income	7,404	6,668
Total operating revenue	737,042	562,903

Expenses:
Medical care costs	626,347	476,477
General and administrative expenses	78,092	63,388
Depreciation and amortization	8,152	6,443
Total expenses	712,591	546,308

Operating income	24,451	16,595
Interest expense	(2,272)	(1,125)

Income before income taxes	22,179	15,470
Income tax expense	9,024	5,878
Net income	$13,155	$9,592

Net income per share:
Basic	$0.46	$0.34
Diluted	$0.46	$0.34

Weighted average number of common shares and potentially dilutive common shares outstanding	28,576,000	28,275,000

Operating Statistics:
Medical care ratio (1)	85.8%	85.7%
General and administrative expense ratio (2), excluding premium taxes	7.8%	7.9%
Premium taxes included in salary, general and administrative expenses	2.8	3.4
Total general and administrative expense ratio	10.6%	11.3%
Depreciation and amortization expense ratio (3)	1.1%	1.1%
Effective tax rate	40.7%	38.0%

(1)	Medical care ratio represents medical care costs as a percentage of premium revenue.
(2)	General and administrative expense ratio represents such expenses as a percentage of total revenue.
(3)	Depreciation and amortization expense ratio represents such expenses as a percentage of total revenue.

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MOH Reports First Quarter 2008 Results

April 29, 2008

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (dollars in thousands, except per share data)

	March 31, 2008	Dec. 31, 2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$412,153	$459,064
Investments	184,129	242,855
Receivables	117,553	111,537
Deferred income taxes	4,582	8,616
Prepaid expenses and other current assets	17,905	12,521
Total current assets	736,322	834,593
Property and equipment, net	53,962	49,555
Goodwill and intangible assets, net	204,962	207,223
Investments	69,485	−
Restricted investments	29,806	29,019
Receivable for ceded life and annuity contracts	28,446	29,240
Other assets	22,435	21,675
Total assets	$1,145,418	$1,171,305

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$311,776	$311,606
Accounts payable and accrued liabilities	66,949	69,266
Deferred revenue	2,042	40,104
Income taxes payable	13,080	5,946
Total current liabilities	393,847	426,922
Long-term debt	200,000	200,000
Deferred income taxes	5,419	10,136
Liability for ceded life and annuity contracts	28,446	29,240
Other long-term liabilities	14,892	14,529
Total liabilities	642,604	680,827

Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 shares authorized; issued and outstanding: 28,479,000 shares at March 31, 2008, and 28,444,000 shares at December 31, 2007	28	28
Preferred stock, $0.001 par value; 20,000,000 shares authorized, no shares issued and outstanding	−	−
Additional paid-in capital	187,144	185,808
Accumulated other comprehensive (loss) gain	(1,883)	272
Retained earnings	337,915	324,760
Treasury stock (1,201,174 shares, at cost)	(20,390)	(20,390)
Total stockholders’ equity	502,814	490,478
Total liabilities and stockholders’ equity	$1,145,418	$1,171,305

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MOH Reports First Quarter 2008 Results

April 29, 2008

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2008	2007
Operating activities:
Net income	$13,155	$9,592
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,152	6,443
Amortization of capitalized long-term debt fees	406	251
Deferred income taxes	(231)	(2,999)
Stock-based compensation	1,511	1,867
Changes in operating assets and liabilities:
Receivables	(6,016)	2,842
Prepaid expenses and other current assets	(5,384)	(2,249)
Medical claims and benefits payable	170	(9,860)
Accounts payable and accrued liabilities	(4,277)	8,452
Deferred revenue	(38,062)	17,219
Income taxes	7,134	4,346
Net cash (used in) provided by operating activities	(23,442)	35,904

Investing activities:
Purchases of property and equipment	(8,177)	(3,645)
Purchases of investments	(95,817)	(12,825)
Sales and maturities of investments	82,353	11,402
Increase in restricted cash	(787)	(3,200)
Increase in other long-term liabilities	363	3,177
Increase in other assets	(1,562)	(314)
Net cash used in investing activities	(23,627)	(5,405)

Financing activities:
Repayment of amounts borrowed under credit facility	−	(15,000)
Tax (expense) benefit from exercise of employee stock options recorded as additional paid-in capital	(14)	428
Proceeds from exercise of stock options and employee stock purchases	172	390
Net cash provided by (used in) financing activities	158	(14,182)
Net (decrease) increase in cash and cash equivalents	(46,911)	16,317
Cash and cash equivalents at beginning of period	459,064	403,650
Cash and cash equivalents at end of period	$412,153	$419,967

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MOH Reports First Quarter 2008 Results

April 29, 2008
MOLINA HEALTHCARE, INC.
MEMBERSHIP DATA
(unaudited)

Total Ending Membership by Health Plan:	March 31, 2008	Dec. 31, 2007	March 31, 2007
California	303,000	296,000	294,000
Michigan	216,000	209,000	221,000
Missouri (1)	76,000	68,000	–
Nevada (2)	–	–	–
New Mexico	78,000	73,000	65,000
Ohio	140,000	136,000	127,000
Texas	28,000	29,000	31,000
Utah	55,000	55,000	49,000
Washington	289,000	283,000	287,000
Total	1,185,000	1,149,000	1,074,000

Total Ending Membership by State for the Company’s Medicare Advantage Plans:
California	1,223	1,115	623
Michigan	1,359	1,090	183
Nevada	525	520	–
Texas	363	–	–
Utah	2,003	1,860	1,533
Washington	856	507	298
Total	6,329	5,092	2,637

Total Ending Membership by State for the Company’s Aged, Blind or Disabled Population:
California	11,709	11,837	11,033
Michigan	31,801	31,399	32,261
New Mexico	6,827	6,792	6,725
Ohio	14,729	14,887	3,866
Texas	16,069	16,018	17,136
Utah	6,826	6,795	6,731
Washington	3,005	2,814	2,670
Total	90,966	90,542	80,422

(1)	The Company’s Missouri health plan was acquired effective November 1, 2007.
(2)	Less than 1,000 members.

Total Member Months (1) by Health Plan:	March 31, 2008	Dec. 31, 2007	March 31, 2007
California	908,000	881,000	886,000
Michigan	638,000	630,000	669,000
Missouri (2)	223,000	136,000	–
Nevada	2,000	1,000	–
New Mexico	228,000	214,000	192,000
Ohio	413,000	412,000	340,000
Texas	85,000	88,000	66,000
Utah	157,000	155,000	151,000
Washington	859,000	849,000	856,000
Total	3,513,000	3,366,000	3,160,000

(1)	Total member months is defined as the aggregate of each month’s ending membership for the period.
(2)	The Company’s Missouri health plan was acquired effective November 1, 2007.

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MOH Reports First Quarter 2008 Results

April 29, 2008
MOLINA HEALTHCARE, INC.
SELECTED FINANCIAL DATA BY HEALTH PLAN
(dollars in thousands except PMPM amounts)
(unaudited)

	Three Months Ended March 31, 2008
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$101,621	$111.97	$89,654	$98.79	88.2%	$2,958
Michigan	124,753	195.42	102,900	161.19	82.5	6,939
Missouri	52,036	233.69	46,681	209.64	89.7	–
Nevada	1,944	1,228.10	1,626	1,027.36	83.7	–
New Mexico	88,649	388.63	71,925	315.31	81.1	1,502
Ohio	124,605	301.68	112,538	272.46	90.3	5,605
Texas	23,432	274.60	17,830	208.95	76.1	476
Utah	37,346	238.51	32,991	210.69	88.3	–
Washington	175,199	203.84	144,513	168.14	82.5	2,845
Other (1)	53	–	5,689	–	–	27
Consolidated	$729,638	$207.71	$626,347	$178.31	85.8%	$20,352

	Three Months Ended March 31, 2007
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$92,932	$104.89	$76,324	$86.14	82.1%	$3,030
Michigan	123,766	185.06	104,601	156.40	84.5	7,509
New Mexico	57,193	297.61	49,219	256.12	86.1	2,216
Ohio	74,944	220.37	69,262	203.66	92.4	3,372
Texas	14,456	218.47	13,348	201.73	92.3	257
Utah	30,927	205.63	28,466	189.27	92.0	–
Washington	161,982	189.20	131,259	153.32	81.0	2,684
Other (1)	35	–	3,998	–	–	33
Consolidated	$556,235	$176.04	$476,477	$150.80	85.7%	$19,101

(1)	Other medical care costs represent medically related administrative costs at the parent company.

  The following table provides the details of the Company’s medical care costs:

	Three Months Ended March 31, 2008			Three Months Ended March 31, 2007
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$412,009	$117.29	65.8%	$307,880	$97.44	64.6%
Capitation	103,791	29.55	16.6	87,933	27.83	18.5
Pharmacy	86,282	24.56	13.8	60,579	19.17	12.7
Other	24,265	6.91	3.8	20,085	6.36	4.2
Total	$626,347	$178.31	100.0%	$476,477	$150.80	100.0%

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MOH Reports First Quarter 2008 Results

April 29, 2008

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(dollars in thousands)
(unaudited)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior years” represent the amount by which our original estimate of claims and benefits payable at the beginning of the period exceeded the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The benefit of this prior period development may be offset by the addition of a reserve for adverse claims development when estimating the liability at the end of the period (captured in “Components of medical care costs related to: Current year”).  The following table shows the components of the change in medical claims and benefits payable for the three months ended March 31, 2008 and 2007.

	Three Months Ended March 31,
	2008	2007
Balances at beginning of period	$311,606	$290,048
Components of medical care costs related to:
Current year	668,968	511,279
Prior years	(42,621)	(34,802)
Total medical care costs	626,347	476,477
Payments for medical care costs related to:
Current year	423,107	293,106
Prior years	203,070	193,231
Total paid	626,177	486,337
Balances at end of period	$311,776	$280,188

Benefit from prior period as a percentage of premium revenue	5.8%	6.3%
Benefit from prior period as a percentage of balance at beginning of period	13.7%	12.0%
Benefit from prior period as a percentage of total medical care costs	6.8%	7.3%
Number of members at end of period	1,185,000	1,074,000
Number of claims in inventory at end of period	185,000	271,000
Billed charges of claims in inventory at end of period (in thousands)	$217,000	$263,000
Claims in inventory per member at end of period	0.16	0.25

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